Exhibit 16.1

Deloitte & ToucheLLP 100 Kimball Drive Parsippany, NJ 0705 Tel: +1 973 602 6075 Fax: +1 973 451 6830 www.deloitte.com
April 21, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4 of Care Investment Trust, Inc and Subsidiaries Form 8-K dated April 18, 2011, and we agree with the statements made therein.
Yours truly,
Member of Deloitte Touche
Tohmatsu